                                                                     Exhibit 2.2
                           STOCK PURCHASE AGREEMENT


THIS STOCK PURCHASE AGREEMENT (this "Agreement") is made and entered into as of this 4th day of November, 1996, by and among LANSTAR SEMICONDUCTOR, INC., a Utah corporation, ("Purchaser"), having its principal place of business at 2501 Avenue J, Suite 125, Arlington, Texas 76006, WORLD DATA, LIMITED, a Cayman IS corporation, (sometimes called the "Shareholder," "Seller" or "Seller Corp."), and SOUTHWEST MEMORY INTERNATIONAL, INC., a Texas corporation having its principal place of business at Camillton,CT (the "Corporation to be Sold").

     WHEREAS, the Corporation to be Sold, which is wholly owned by Shareholder, is engaged in the business of the sale of computer equipment and parts; and

     WHEREAS, the Seller Corp. desires to sell and the Purchaser desires to buy all of the issued and outstanding shares of the Corporation to be Sold including all of its assets, rights and opportunities (collectively sometimes called the "Business").

     NOW, THEREFORE, in consideration of the mutual benefits to be derived and the representations and warranties, conditions and promises herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                   ARTICLE I
                                    GENERAL
                                    -------

1.01  Definitions. Unless otherwise stated in this Agreement, the following
      ------------
      terms shall have the following meanings (the following definitions to be equally applicable to both the singular and plural forms of any of the terms herein defined):

      "Accounts":  As defined in Section 1.02(b)(12).

      "Affiliate": Any Person that, directly or indirectly, controls, or is controlled by or under common control with, another Person. For the purposes of this definition "control" (including the terms "controlled by" and "under common control with"), as used with respect to any Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership voting securities or by contract or otherwise.

"Agreement": As defined in the first paragraph hereof.

"Assets": As defined in Section 1.02(a).

"Audited Balance Sheer": As defined in Section 2.01(c)(3)(i).

"Audited Financial Statements": As defined in Section 2.01(c)(3)(i).

"Backlog Orders": As defined in Section 1.02(b)(l1).

"Balance Sheets": As defined in Section 2.01(c)(4)(ii).

"Business": As defined in the recitals of this Agreement.

"Cash": As defined in Section 1.02(b)(13).

"Claim": As defined in Section 6.02(a).

"Closing": As defined in Section 5.01(a).

"Closing Date": As defined in Section 5.01(a).

"Code": The Internal Revenue Code of 1986, as amended.

"Confidentiality Agreement": As defined in Section 3.01(b).

"Corporation to be Sold": As defined in the opening paragraph of this Agreement.

"Customer Data": All of Corp's customer lists, sales records and other customer data (including credit data) relating to the Business.

"Damages": As defined in Section 6.01(a).

"Disclosure Letter": The disclosure letter delivered by Seller Corp. and Corporation to be Sold to Purchaser contemporaneously with the execution and delivery of this Agreement, and a "Supplement" thereto means any supplemental disclosure letter delivered pursuant to Section 3.12.

"Effective Time of Closing": As defined in Section 5.01(b).

"Employees": As defined in Section 2.01(c)(1 1)(ii).

"Environmental Laws": As defined in Section 6.01(a)(3)

"Equipment": As defined in Section l.02(b)(4).

"ERISA": Employee Retirement Income Security Act of 1974, as amended.

"Financial Statements": As defined in Section 2.01(c).

"GAAP": As defined in Section 2.01(c).

"General Conveyance, Transfer and Assignment": As defined in Section 1.05.

"Governmental Body": Any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.

"Indemnitee": As defined in Section 6.02(a).

"Indemnitor": As defined in Section 6.02(a).

"Instruments": As defined in Section 2.01(c)(10).

"Intangible Assets": As defined in Section l.02(b)(7).

"Interim Balance Sheet": As defined in Section 2.01(c)(2).

"Interim Financial Statements": As defined in Section 2.01(c)(3).

"Inventories": As defined in Section l.02(b)(10).

"IRS": The Internal Revenue Service.

"Known" or "Knowledge": Whenever a statement regarding the existence or absence of facts in this Agreement is qualified by a phrase such as "to such Person's knowledge" or "known to such Person," it is intended by the parties that the only information to be attributed to such Person is information actually known to (a) the Person in the case of an individual, or (b) a current officer in the case of a corporation or entity. Unless otherwise provided in this Agreement, no such Person is represented to have undertaken a separate investigation in connection with the transactions contemplated hereby to determine the existence or absence of facts in any statement qualified by "known by" or "to the knowledge of" any Person.

"Lien": All mortgages, deeds of trust, liens, security interest, pledges, conditional sale contracts, claims, rights of first refusal, options, charges, agreements, liberties, easements, rights-of-way, limitations, reservations, restrictions and other encumbrances of any kind.

"Material Adverse Effect": "Material Adverse Effect" means (a) any change, development or effect (individually or in the aggregate) in the general affairs, management, business, results of operations, conditions (financial or otherwise), assets, liabilities or prospects (whether or not the result thereof would be covered by insurance) that would be material and adverse to Shareholder, or Corporation to be Sold, or (b) any fact or development that would (individually or in the aggregate), impair Shareholder, or Corporation to be Sold's ability or obligations to perform on a timely basis any material obligations it has under this Agreement.

"Materials of Environmental Concern": As defined in Section 6.01(a)(3).

"Operative Documents": This Agreement and all other agreements, instruments, documents, and certificates executed and delivered by or on behalf of Shareholder, or Corporation to be Sold, or Purchaser pursuant to this Agreement.

"Order": Any order, writ, injunction, decree, judgment, award or determination of any court or Governmental Body.

"Permits": All permits, authorizations, certificates, approvals, registrations, variances, exemptions, rights-of-way, franchises, immunities, grants, ordinances, licenses and other rights of every kind and character (a) under any
(1) federal, state, local or foreign statute, ordinance or regulation, (2) Order, or (3) contract with any Governmental Body or (b) granted by any Governmental Body.

"Permitted Encumbrances": (a) The Liens described or referred to in Appendix
                                                                    --------
1.01-1 to Disclosure Letter which are approved by Purchaser, (b) Liens for
------
current Taxes and assessments not yet due and payable, including, but not limited to, Liens for non-delinquent ad valorem Taxes, non-delinquent statutory Liens arising other than by reason of any default on the part of Corporation to be Sold, and (c) such liens, minor imperfections of title, or easements on real property, leasehold estates, or personalty as do not in any material respect detract from the value thereof and do not interfere with the present use of the property subject thereto.

"Person": An individual, partnership, joint venture, corporation, bank, trust, unincorporated organization or a Governmental Body.

"Plan": As defined in Section 2.01(j).

"Products": All products manufactured, produced, marketed or distributed by Corporation to be Sold.

"Purchase Price": As defined in Section 1.03(a).

"Purchaser": As defined in the opening paragraph of this Agreement.

"Purchaser Indemnitees": As defined in Section 6.01(a).

"Purchaser Representative": As defined in Section 3.01(b).

"Real Property": That certain leasehold located at ___________________________ ___________________________, consisting of approximately ____ square feet leased to Corporation to be Sold by ______________________ by lease agreement referred to Appendix 1.01-2 to the Disclosure Letter.
                      ---------------

"Records": As defined in Section l.02(b)(3).

"Release": Any spilling, leaking, pumping, pouring, emitting emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the environment (including the abandonment or discarding of barrels, containers, and other closed receptacles containing any hazardous substance or pollutant or contaminant).

"Scheduled Contracts": As defined Section 1.02(b)(9).

"Seller Corp.": As defined in the opening paragraph of this Agreement.

"Seller Indemnitees": As defined in Section 6.01(b).

"Shareholder": As defined in the opening paragraph of this Agreement.

       "Shares": As referred to in this Agreement, means the _______ issued and outstanding shares of the Corporation to be Sold which are being sold and delivered by Seller to Purchaser.

       "Supplier Data": All of Corporation to be Sold's supplier lists and other supplier data relating to the purchase of raw materials, utilities and other supplies used in connection with the Business.

       "Tax Obligations": As defined in Section l.05(b)(3).

       "Taxes": As defined in Section 2.0l(c)(8).

       "Transaction": The sale and purchase of the Shares, the assignments and the performance of covenants, in each case is contemplated by this Agreement.

       "Unaudited Balance Sheet": As defined in Section 2.0l(c)(3).

       "U.S.": The United States of America.

1.02.  Agreement to Purchase and Sell
       ------------------------------

       (a) On and subject to the terms and conditions of this Agreement, Seller agrees to sell, transfer and deliver to the Purchaser, free and clear of all claims, the Shares of the Corporation to be Sold and including the Corporation to be Sold's rights of ownership of all of the assets, franchises and properties described in Section 1.02(b), (all such assets, rights, franchises and properties being herein collectively referred to as the "Assets" of the Corporation to be
            Sold) the Shares and the Assets at the time of sale being free and clear of all liens other than Permitted Encumbrances, if any. The Shares shall be ______ shares of the Corporation to be Sold which represent all of the issued and outstanding shares of the Corporation to be Sold.

        (b) The Assets shall consist of all assets of the Corporation to be Sold as of the date of this Agreement and at the Effective Time of Closing described in the following clauses (1) through (20) as further described in the Disclosure Letter which shall be accurate as of the date of this Agreement, and, by supplement accurate as of the Closing Date.

            (1)       [INTENTIONALLY OMITTED]

(2)  [INTENTIONALLY OMITTED]

(3)  [INTENTIONALLY OMiTTED]

(4)  Equipment. All of Corporation to be Sold's furniture, equipment, machinery,
     ----------
     apparatus, tools, appliances, vehicles, implements, spare parts, supplies and all other tangible personal property of every kind and description located either on the Real Property, or elsewhere insofar as any of the foregoing relates to the Business (the "Equipment"). The Equipment includes, without limitation, all of the items listed in Appendix
                                                              --------
     1.02(b)(4) to the Disclosure Letter.
     ----------

(5)  [INTENTIONALLY OMITTED]

(6)  Permits. All right, title and interest of Corporation to be Sold in, to and
     --------
     under all Permits relating to the Business or all or any of the Assets, including, without limitation, those listed in Appendix 1.02(b)(6) to the
                                                    -------------------
     Disclosure Letter.

(7)  Intangible Assets. All right, title and interest of Corporation to be Sold
     ------------------
     in, to and under all patents, trademarks, technology, know-how, data, copyrights, tradenames, servicemarks, licenses, covenants by others not to compete, rights and privileges used in the conduct of the Business and the right to recover for infringement thereon and all goodwill associated with the business in connection with which the marks are used (the "Intangible Assets"). The Intangible Assets include, without limitation, all of the items listed in Appendix 1.02(b)(7) to the Disclosure Letter.
                     ------------------

(8)  Goodwill. The goodwill and going concern value of the Business.
     ---------

(9)  Scheduled Contracts. All right, title and interest of Corporation to be
     --------------------
     Sold in, to and under the contracts, leases and agreements described in Appendix 1.02(b)(9) to the Disclosure Letter (the "Scheduled Contracts")
     --------------------
     and all rights (including rights of refund and offset), privileges, deposits, claims, causes of action and options relating or pertaining to the Scheduled Contracts or any thereof.

(10) Inventories. All of Corporation to be Sold's inventories located either at
     ------------
     the Real Property, or elsewhere insofar as any of the foregoing relates to the Business, including, without limitation, finished goods, work-in-progress, raw materials, supply inventories, and other inventories (the "Inventories"). The Inventories include, without limitation, all of the items listed in Appendix 1.02(b)(l0) to the Disclosure Letter.
                     --------------------
(11) Backlog Orders. All of Corporation to be Sold's backlog of orders for
     ---------------
     products manufactured or sold by Corporation to be Sold in the ordinary course of business prior to the Effective Time of Closing and, in each case, not invoiced or shipped or cancelled prior to the Effective Time of Closing (collectively, the "Backlog Orders").

(12) Accounts. All accounts receivable of Corporation to be Sold and all other
     ---------
     rights of Corp. to payment for goods sold or leased or for services rendered, including without limitation those which are not evidenced by instruments or chattel paper, whether or not they have been earned by performance or have been written off or reserved against as a bad debt or doubtful account in any Financial Statements; together with all instruments and all documents of title representing any of the foregoing, all rights in any merchandise or goods which any of the same represent, and all rights, title, security and guaranties in favor of Corporation to be Sold with respect to any of the foregoing, including, without limitation, any right of stoppage in transit (the "Accounts").

(13) Cash. Cash on deposit in the bank accounts and statement of accounts of
     -----
     each banking institution with which Corporation to be Sold conducts or has conducted business since January 1, 1996, described in Appendix 1.02(b)(13)
                                                            --------------------
     to the Disclosure Letter (including all cash on deposit in such accounts and uncleared deposits in such accounts), payments in transit, deposits and all other legal tender wherever located or situated.

(14) Books and Records. All of Corporation to be Sold's books, records, papers
     -----------------
     and instruments of whatever nature and wherever located that relate to the Business or the Assets or which are required or necessary in order for Purchaser to conduct the Business for and after the Effective Time of Closing in the manner in which it is presently being conducted, including, without limitation, blueprints, specifications, plats, maps, surveys, building and machinery diagrams, accounting and financial records, maintenance and production records, personnel and labor relations records, environmental records and reports, sales and property

     Tax records and returns, sales records, the Customer Data and the Supplier Data.

(15) Prepaid Expenses and Current Assets. All right, title and interest of
     -----------------------------------
     Corporation to be Sold in and to all prepaid rentals, other prepaid expenses, bonds, deposits and financial assurance requirements, and other current assets relating to any of the Assets or the Business, including without limitation, all prepaid expenses of the nature described in the Interim Balance Sheet.

(16) Insurance Proceeds. All insurance proceeds and insurance claims of Corp.
     -------------------
     relating to all or any part of the Assets and, to the extent transferable, the benefit of and the right to enforce the covenants and warranties, if any, that Corporation to be Sold is entitled to enforce with respect to the Assets against Corporation to be Sold's predecessors in title to the Assets.

(17) Computers. All right, title and interest of Corporation to be Sold in
     ----------
     computer equipment and hardware, including, without limitation, all central processing units, terminals, disk drives, tape drives, electronic memory units, printers, keyboards, screens, peripherals (and other input/output devices), modems and other communication controllers, and any and all parts and appurtenances thereto, together with all intellectual property used by Corporation to be Sold in the operation of such computer equipment and hardware, including, without limitation, all software, all of Corporation to be Sold's rights under any licenses related to Corporation to be Sold's use, at any time, of such computer equipment, hardware or software, and all leases pursuant to which Corporation to be Sold leases any computer equipment, hardware of software insofar and only insofar as any of the foregoing relates to the Business or comprises any of the Assets.

(18) [INTENTIONALLY OMiTTED]

(19) [INTENTIONALLY OMITTED]

(20) Other Intangibles. All right, tide and interest of Corporation to be Sold
     ------------------
     in, to and under all rights, privileges, claims, causes of action, and options relating or pertaining to the Business or the foregoing Assets.

       (c) Seller agrees to enter into a non-competition agreement (the "Non-Competition Agreement") with Purchaser in the form of Exhibit 1.02-1
                                                                  --------------
            hereto. [FORM ATTACHED].

1.03.  Purchase Price.
       ---------------

       (a) Purchase Price. The purchase price for the Shares (the "Purchase
           ---------------
           Price") which shall be issued and delivered to the Seller constitutes TWENTY-NINE MILLION (29,000,000) common shares of the Purchaser representing approximately SEVENTY-ONE and 4/l0ths percent (71.4%) of
                                                          ---
           the issued and outstanding shares of the Purchaser, as of the time immediately after the issue and delivery of the Purchase Price. The common shares representing the Purchase Price shall not have been registered pursuant to the Securities Act of 1933, as Amended (the "Securities Act") and shall be subject to such further restrictions and limitations all of which shall be set forth in the Shareholders Agreement by and between the Purchaser and the Seller in the form of
           Exhibit 1.03-1. [FORM ATTACHED].
           ---------------


       (b) [INTENTIONALLY OMITTED]

1.04   Payment of Purchase Price. The Shares representing the Purchase Price
       --------------------------
       shall be issued and delivered to the at Closing.

1.05   Instruments of Transfer, Further Assurances. In order to consummate the
       --------------------------------------------
       transactions contemplated hereby, at the Closing Seller and Purchaser shall deliver to each other (a) the certificate or certificates representing the Shares, (b) completed General Conveyance, Transfer and Assignment, in the form attached as Exhibit 1.05-1 hereto ("General
                                           --------------
       Conveyance, Transfer and Assignment") [FORM ATTACHED], (c) a stock power, executed in blank by the Seller, witnessed by an officer of a bank approved by the Purchaser, referring to each and every of the certificates representing the Seller's ownership of the Shares of the Corporation to be Sold, and evidencing their transfer to the Purchaser in the form attached as Exhibit 1.05-2 [FORM ATTACHED], and (d) such other
                            --------------
       instruments, at Closing or thereafter, as Purchaser may reasonably request, to vest in the Purchaser full and complete ownership in the Shares and the rights of the sole shareholder of the Corporation to be Sold which such Shares are herein warranted to represent and which are herein transferred to the Purchaser.

                                  ARTICLE II
                        REPRESENTATIONS AND WARRANTIES
                        ------------------------------

2.01  Representations and Warranties of Seller and Corporation to be Sold.
      -------------------------------------------------------------------
      Seller and Corporation to be Sold jointly and severally, represent and warrant to Purchaser that the following are true and correct on and as of the date of this Agreement and will be true and correct through the Effective Time Closing as if made on and as of that date:

(a)  The Seller's Representations:
     ----------------------------

(1)  (Organization and Good Standing of Seller. Seller is a corporation duly
      ----------------------------------------
     organized, validly existing and in good standing under the laws of _________________and is qualified to transact business and is in good standing in ______________________.

(2) Seller has the corporate power and authority to own, lease or operate all properties and assets now owned, leased or operated by it and to carry on it businesses as now conducted.

(3)  Seller has heretofore delivered to Purchaser as an attachment to Appendix
                                                                      --------
     2.01(a)(3) to the Disclosure Letter, complete and correct copies of its
     ----------
     Certificate of Incorporation, bylaws, each as amended and in effect on the date hereof and a certificate of the Corporate Secretary or other official custodian of the corporate records of Seller, certifying that the minutes of the Board of Directors approving this transaction, the Closing and the delivery of all those things Seller must deliver at Closing is approved.

(4) Seller is the owner of the Shares, free and clear of all liens, encumbrances and there are no options, warrants, or conditioned sales agreements constructively owned but unissued shares or obligations regarding the purchase or ownership of Corporation to be Sold.

(5) The Shares, to Sellers knowledge, are fully paid and non-assessable and represent ONE HUNDRED PERCENT (100%) of the issued and outstanding shares of the Corporation to be Sold.

(6) The following list identifies the true owner of the shares if Seller Corp. is registered as owner of the shares in a capacity of agent, nominee or trustee.

          If the Seller Corp. owns the shares in its own right, such shall be reflected by writing "NONE" in the space provided below:




     (7) The following list identifies the names of each director and officer of the Seller Corp. as of the date this Agreement is executed:




     (8) The individuals signing the instruments relating to this transaction in behalf of the Seller are duly elected representatives of the Seller and have actual authority to execute and deliver this Agreement, the Disclosure Letter, any supplements thereof, including the Closing Date Disclosure Statement, and each and every obligation of the Seller which shall be required to effect a closing.

(b)  The Corporation to be Sold's Representations:
     --------------------------------------------

     (1)  Organization and Good Standing of the Corporation to be Sold. The
          ------------------------------------------------------------
          Corporation to be Sold is a corporation duly organized, validly existing and in good standing under the laws of the State of _______________ and is qualified to transact business and is in good standing as a foreign corporation in every state where it maintains a presence or is otherwise required to be qualified.

     (2) The Corporation to be Sold has the corporate power and authority to own, lease or operate all properties and assets now owned, leased or operated by it and to carry on it businesses as now conducted.

     (3) The Corporation to be Sold has heretofore delivered to Purchaser as an attachment to Appendix 201(b)(3) to the Disclosure Letter complete
                        -----------------
          and correct copies of its Certificate of Incorporation and bylaws, as amended and in effect on the date hereof, and a certificate of the Corporate Secretary of the Corporation to be Sold certifying that the officers of the Corporation to be Sold who execute any instrument called for by this Agreement as well as this Agreement, the Disclosure Letter and every supplement thereto, including the Closing Date, Disclosure Statement, are duly elected and incumbent in their respective positions as officers.

     (4) The Shares have been validly issued, are outstanding and are fully paid and non-assessable.

     (5) The Shares were issued in full compliance with applicable federal and state laws regulating the offer and sale of corporate securities.

     (6) The Shares represent ONE HUNDRED PERCENT (1000%a) of the issued and outstanding shares of the Corporation to be Sold. There are no options, warrants, contractual rights or obligations which under any condition or circumstance, past, present or in the future, would obligate Corporation to be Sold to issue any additional shares of its common stock to any person.

(c)  Additional Joint Representations of Seller and Corporation to be Sold.
     ---------------------------------------------------------------------

     (1)  Consents, Authorizations and Binding Effect.
          -------------------------------------------

          (i) Seller is fully authorized to execute, deliver and perform this Agreement (including without limitation execution, delivery and performance of the Operative Documents to which Seller or Corporation to be Sold is a party) without the necessity of Seller obtaining any consent, approval, authorization or waiver or giving any notice or otherwise, except for such consents, approvals, authorizations, waivers and notices:

           - which have been obtained and are unconditional and are in full force and effect and such notices which have been given, or

           - which are described in Appendix 2.01(c)(1)(i) of the Disclosure
                                    ----------------------
             Letter, and

           - in either case approved by Purchaser prior to the Closing.

     (ii) Seller and Corporation to be Sold each has the corporate power to enter into this Agreement and to carry out its respective obligations hereunder. This Agreement has been duly authorized, executed and delivered by Seller and Corporation to be Sold and constitutes the legal, valid and binding obligation of Seller and Corporation to be Sold, enforceable against it in accordance with its terms, except as
                                                                      ------
           may be limited by bankruptcy, reorganization, fraudulent conveyance, insolvency and similar laws of general application relating to or affecting the enforcement of rights of creditors and subject to general principles of equity.

(iii)      Except as described in Appendix 2.01(c)(1)(iii) of the Disclosure
           ------                 ------------------------
           Letter, the execution, delivery and performance of this Agreement by Seller and Corporation to be Sold does not and will not:

           - constitute a violation of either's Certificate of Incorporation, as amended, or Bylaws, as amended (except for those which, singly or
                                             ------
             in the aggregate, would not create or result in a Material Adverse Effect),

           - result in any Lien against the Shares or the Assets (except for
                                                                  ------
             those which singly or in the aggregate, would not create or result in a Material Adverse Effect),

           - constitute a violation of any statute, judgment, order, decree or regulation or rule of any Governmental body applicable or relating to Seller, or Corporation to be Sold, or the Assets or the business of Seller and Corporation to be Sold (except for those which,
                                                   ------
             singly or in the aggregate, would not create or result in a Material Adverse Effect), or

           - conflict with, or constitute a breach or default under, or give rise to any right of termination, cancellation or acceleration under, any term or provision of any contract, agreement, lease, commitment, license, franchise, permit, authorization or any other instrument or obligation known to Seller and Corporation to be Sold to which any of Seller and Corporation to be Sold is a party or by which their respective assets are bound, or an event which with notice, lapse of time, or both, would result in any such conflict, breach, default or right (except for those which, singly or in the
                                       ------
             aggregate, would not create or result in a Material Adverse Effect) or other than those breaches, defaults or violations which Seller and Corporation to be Sold shall have cured on or before the Effective Time of Closing.

(2)  Corporate Governance. Without limiting the foregoing, the execution,
     --------------------
     delivery and performance of the Operative Documents, and consummation of the transactions contemplated thereby, have been duly authorized and approved by the Board of Directors and shareholders of Seller and Corporation to be Sold without dissent, effectively acted on by the Board of Directors of both the Seller and the Corporation to be Sold immediately before the Closing.

(3)  Financial Statements, etc. The following audited and unaudited financial
     -------------------------
     statements of Corporation to be Sold have been delivered to Purchaser and are attached as Appendix 2.01(c)(3) to the Disclosure Letter:
                     ------------------

     (i) the audited consolidated balance sheet of Corporation to be Sold as of _______________, 19__, (the "Audited Balance Sheet") and the related statements of operations, of stockholders equity and of cash flows for the period ending __________, 19__, (together with related notes and schedules), which financial statements contain a report of ____________, independent auditors, reporting thereon (such balance sheets, the related statements of operations, of stockholder's equity and of cash flows, and the related notes and schedules being hereinafter together referred to as the "Audited Financial Statements") and

     (ii) the unaudited balance sheet of Corporation to be Sold for the periods ending _________________, 19__ and __________,19___ and
           _______________, 19__, ("Unaudited Balance Sheet") and the related unaudited statements of operations, of stockholder's equity and of cash flows (together with related notes and schedules) (such balance sheets, the related statements of operations, of stockholder's equity and of cash flows, and the related notes and schedules being hereinafter together referred to as the "Unaudited Financial Statements").

     (iii) the unaudited balance sheet of Corporation to be Sold as of _______, 19__ (the "Interim Balance Sheet") and the related unaudited statement of operations of stockholders equity and of cash flow for the _________-month period ended _______________, 19__ (the "Interim
           Financial Statements").

(4)  Regarding the Financial Statements.
     ----------------------------------

     (i) The Audited Financial Statements, the Unaudited Financial Statements, and the Interim Financial Statements (collectively, the "Financial Statements"), including the related notes and schedules, have been prepared from the books and records of Corporation to be Sold in conformity with generally accepted accounting principles applied on a basis consistent with preceding years and throughout the periods involved ("GAAP") and present fairly the financial position of Corporation to be Sold as of the dates of such statements, subject to year-end adjustments made consistent with GAAP with respect to the Interim Financial Statements.

     (ii) The trade accounts and other receivables of Corporation to be Sold which are classified as current assets on the Audited Balance Sheet, Unaudited Balance Sheet and the Interim Balance Sheet (collectively, the "Balance Sheets") are bona fide receivables, were acquired in the ordinary course of business, are stated in accordance with GAAP and, subject to the reserve for doubtful accounts, need not be written-off as uncollectible.

(iii) The inventories of Seller and Corporation to be Sold reflected on the Interim Balance Sheets have been valued in accordance with GAAP, and the value of obsolete materials and materials of below standard quality has been written down or reserved against in accordance with GAAP. There have been no write-ups of inventories or other assets.

(iv) The aggregate fair market value (on a going concern basis) of the Equipment is at least equal to the aggregate net book value thereof as set forth on the Interim Balance Sheet.

(v) The Corporation to be Sold has no liabilities of the type and in amounts required to be reflected or disclosed in a balance sheet (or notes thereto) prepared in accordance with GAAP other than:

         -    those set forth or reserved against in the Interim Balance
              Sheet,

         - those incurred since the date of the Interim Balance Sheet in the ordinary course of business,

         -    those disclosed in Appendix 2.01(c)(4)(c) to the Disclosure
                                 ----------------------
              Letter,

         - those referred to in this Agreement or that exist by reason of this Agreement, but only to the extent that the existence of such liabilities is ascertainable solely by reference to this Agreement or to the Disclosure Letter, and

(vi) Seller and Corporation to be Sold's books of account have been kept accurately in all material respects in the ordinary course of business, the transactions entered therein represent bona fide transactions, and the revenues, expenses, assets and liabilities of Seller and Corporation to be Sold have been properly recorded in such books in all material respects.

(vii) The Corporation to be Sold, in connection with this Agreement, has in any other way, obtained forgiveness of any of its indebtedness forgiven or otherwise, pursuant to federal income tax law, realized any income by reason of debt forgiveness during any reporting period.

(5)  Title and Condition of Assets. The Shares owned by Seller and Assets owned
     -----------------------------
     by Corporation to be Sold are free and clear of Liens, other than Permitted Encumbrances, or Liens which will be released or discharged at or prior to the Effective Time of Closing.

     The tangible Assets are in good operating condition and repair, subject to ordinary wear and tear, and have been maintained in accordance with standard industry practice, are capable of being used in the Business as presently being conducted without present need for repair or replacement except in the ordinary course of the Business, conform in all material
     ------
     respects with all applicable legal requirements known to Seller and Corporation to be Sold, and in the aggregate provide the capacity to enable Corporation to be Sold to engage in commercial operation on a continuous basis (subject to normal maintenance and repair outages in the ordinary course).

     Since the date of the Interim Balance Sheet, Corporation to be Sold has not sold, transferred, leased, distributed or otherwise disposed of any of its assets, or agreed to do so except for sales of products and services in the
                                ------
     ordinary course of business or the disposition of immaterial assets in the ordinary course of business or which in the reasonable judgment of management are not necessary or advisable to the efficient operations of Seller and Corporation to be Sold.

     All items of raw materials, work-in-process and finished goods included in the Inventories are in such condition that they can be readily converted into merchantable finished goods by industry standard processing procedures currently used by Corporation to be Sold, all items of finished goods are of good standard and merchantable quality, and none of the items is obsolete or defective, except in each case for items which have been
                            ------
     written off or written down and so reflected on the Interim Balance Sheet or for which reserves are provided the Interim Balance Sheet.

(6)  Insurance. Appendix 2.01(c)(6) to the Disclosure Letter contains a list of
     ---------  -------------------
     all policies of insurance maintained as of the date of this Agreement by Corporation to be Sold, or maintained by Seller in respect of the Business and Assets including without limitation insurance providing benefits for employees. The insurance policies set forth in Appendix 2.01(c)(6) to the
                                                    -------------------
     Disclosure Letter shall provide adequate coverage less deductibles against the risks involved in the Business and the Assets except for business
                                                       ------
     interruption insurance. Neither Seller nor Corporation to be Sold has received notice from any insurance carrier of the intention of such carrier to discontinue any insurance coverage afforded to Corporation to be Sold.

(7)  Litigation and Compliance With Laws, etc. There are no claims, actions,
     ----------------------------------------
     suits or proceedings, whether in equity or at law, or governmental or administrative investigations pending or, to the knowledge of Seller, threatened against Seller or Corporation to be Sold or the Shares, or any Asset, and no claim, action, suit or proceeding, at law or in equity, which seller or Corporation to be Sold, in good faith, anticipates might be asserted against Seller or Corporation to be Sold or its Assets, or the Shares, as a result of or in connection with this transaction or for the purpose of challenging or attempting to set aside, this transaction except
                                                                         ------
     (1) as described in Appendix 2.0l(c)(7) to Seller and Corporation to be
                         -------------------
     Sold's Disclosure Letter, or as may arise with respect to any of the matters described thereon, or (2) for minor product warranty claims arising in the usual and ordinary course of business for repair of products manufactured by Corporation to be Sold which in the aggregate may be satisfied at nominal cost to Corporation to be Sold.

     Except as described in Appendix 201(c)(7) to the Disclosure Letter:
     ------                 ------------------

     (i) Seller and Corporation to be Sold, in all material respects, are in compliance with, has conducted for the past three years and does conduct their respective businesses and operations in compliance with, and is not in default or violation in any respect under any law, regulation, writ, injunction, decree or order applicable to the Seller, the Corporation to be Sold or its Assets, including without limitation all safety and health, antitrust, consumer protection, labor, equal opportunity or discrimination laws, rules and regulations,

     (ii) to Seller and Corporation to be Sold's knowledge, there are no judgments outstanding and unsatisfied against them or their Assets, and

     (iii) to Seller and Corporation to be Sold's knowledge, there is no basis for any claim against or liability of Corporation to be Sold on account of product warranties or with respect to the manufacture, sale or rental of defective products (other than minor claims arising in the usual and ordinary course of business for the repair of Corporation to be Sold's products which may be satisfied at nominal cost to Corporation to be Sold).

(8)  Taxes.  Except as described in Appendix 2.01(c)(8) to the Disclosure Letter
     -----   ------                 ------------------

     (i) Seller and Corporation to be Sold have duly filed when due, including any extensions, all Tax reports and returns in connection with and in respect of Seller and Corporation to be Sold's business, assets and employees, and have timely paid and discharged all Tax Obligations shown thereon. Seller and Corporation to be Sold have made available to Purchaser, to the extent requested by Purchaser, all Tax reports and returns of Corporation to be Sold for all periods ending prior to the Closing Date.

     (ii) Seller and Corporation to be Sold have not received notice of any Tax deficiency outstanding, proposed or assessed against or allocable to Corporation to be Sold, nor have any of them executed any waiver of any statute of limitations on the assessment or collection of any Tax or executed or filed with the IRS or any other Governmental Body extending the period for assessment or collection of any Taxes against Corporation to be Sold.

     (iii) To Seller and Corporation to be Sold's knowledge, there are not Tax Liens upon, pending against or, to the knowledge of Seller or Corporation to be Sold, threatened against any Asset.

     (iv) Consummation of the transactions herein contemplated will not result in the imposition or creation of any Tax Obligations on the Shares or the Assets, except for (1) Tax Obligations which remain the liability
                       ------
           of Seller or (2) Tax Obligations resulting from any Tax election made by Purchaser after the Effective Time of Closing, or (3) additional income, gains or other Tax Obligations of Seller arising out of the transactions contemplated hereunder.

(9)  Intangible Assets.  Appendix 2.01(c)(9) to Seller and Corporation to be
     -----------------   -------------------
     Sold's Disclosure Letter sets forth:

     (i) all patents, patent applications, trademarks, servicemarks (i) which Corporation to be Sold owns or (ii) which are used in any way in, or are necessary for the conduct of, the Business, and

     (ii) all license agreements with respect to any of the foregoing as to which Corporation to be Sold is licensor or licensee.

     (iii) There are no pending or, to the knowledge of Seller and Corporation to be Sold threatened, infringement claims against Corporation to be Sold by any Person with respect to any of the items listed in Appendix 1.02(b)7 to the Disclosure Letter, nor has any such item
           -----------------
           been declared invalid or been limited by any court or agreement. Subject to any required third party consents, the Intangible Assets will afford Purchaser at all times after the Effective Time of Closing the rights to use all technology, proprietary information, know-how or patented ideas, designs, inventions, trademarks, copyrights, tradenames and servicemarks owned by Corporation to be Sold or others necessary for the conduct of the Business as presently being conducted. To Seller and Corporation to be Sold's knowledge and subject to any required third party consents, the use of the Intangible Assets will not and, the conduct of the Business as presently conducted, does not infringe on the rights of any Person.

(10) Instruments in Full Force and Effect. Possession under Leases. The
     -------------------------------------------------------------
     Scheduled Contracts, (collectively "Instruments") are valid, binding and in full force and effect, have not been amended or supplemented in any manner or respect which singly or in the aggregate would result in a Material Adverse Effect except as disclosed in Appendix 1.02(c)(10) to Seller and
                    ------                 --------------------
     Corporation to be Sold's Disclosure Letter will be enforceable by Corporation to be Sold or its assignees in accordance with their respective terms, except as may be limited by bankruptcy, reorganization, fraudulent
            ------
     conveyance, insolvency and similar laws of general application relating to or affecting the enforcement of rights of creditors and subject to general principles of equity. There are no defaults by Corporation to be Sold thereunder and Corporation to be Sold knows of no defaults thereunder by any other party thereto, and, to Seller and Corporation to be Sold's knowledge, no event has occurred that with the lapse of time or action or inaction by any party thereto would result in a violation thereof or a default thereunder. Subject to any required third party consents, none of the rights under the Instruments will be impaired by the consummation of the transactions contemplated by this Agreement, and all such rights will inure to and be enforceable by Purchaser after the Effective Time of Closing without the authorization, consent, approval, permit or licenses of, or filing with, any other Person. Corporation to be Sold enjoys peaceful and undisturbed possession under all leases included in the Scheduled Leases.

(11) Employees and Employee Plans and Agreements.
     -------------------------------------------

     (i)  Appendix 2.01(c)(11)(i) to the Seller and Corporation to be Sold's
          -----------------------
     Disclosure lists (a) all full time employees of the Company, and (b) all employment agreements between Corporation to be Sold and each such listed employee, or an affirmative statement to the effect that, as to such named employee, no written employment agreement exists.

     (ii) Appendix 2.0l(c)(11)(ii) to Seller and Corporation to be Sold's
          ------------------------
     Disclosure Letter (a) lists all of the profit sharing plans and all of the retirement, stock option, stock purchase, incentive, bonus, life, medical, vision, health, disability or accident plans, deferred compensation plans, and other employee compensation or benefit or pension plans, agreements, written policies, contracts, arrangements or commitments, including without limitation severance agreements, holiday, vacation or other similar matters, other "employee welfare benefit plans" (as defined in Section 3(1) or ERISA), and "Employee Pension Benefit Plans" (as defined in Section 3(2) of ERISA and not exempted under Section 4(b) or 201 or ERISA) relating to officers or employees (including former officers or employees) of Corporation to be Sold or any of its Affiliates who perform services to, in the name of or for the benefit of the Business ("Employees") (collectively the "Plans" and individually a "Plan"), and (b) identifies each of the Plans which purports to be a tax-qualified plan under Section 401(a) of the Code and identifies any trust funding any of such plans which purports to be a tax exempt trust under Section 501(c)(9) of the Code.

     (iii) Except as reflected in Appendix 2.01(c)(11)(iii), all contributions
                                  -------------------------
           made to or accrued with respect to all of the Disclosure Letter, Employee Plans are deductible under Section 404 or 162 of the Code. No amounts, nor any assets or any Employee Plan are subject to Tax as unrelated business taxable income under Sections 511, 512, or 419A of the Code.

     (iv) To Seller's and Corporation to be Sold's knowledge, no facts exist which could result in a material increase in premium costs of Plans for which benefits are insured.

     (v) No Plan provides (or has any obligation or commitment to provide) health, medical, disability, life or other similar benefits with respect to any current or former employees (or beneficiary thereof) of Corporation to be Sold beyond their retirement or other termination of service (other than coverage mandated by Title I, Subtitle B, Part 6 of ERISA, which coverage is fully paid by the former employee or his dependents).

(12) Labor and Employee Relations.

     (i)  Except as set forth in Appendix 2.01(c)(12) to the Disclosure Letter,
          ------                 --------------------
          there exists (a) no charge of discrimination or lawsuit involving any alleged violation of any fair employment law, wage payment law, occupational safety and health law, and (b) no threatened or pending litigation arising out of any employment relationship, or other employment-related law, whether federal, state or local, and (c) no threatened or pending litigation arising out of any employment relationship, presently threatened or pending, by any applicant, employee or former employee of Corporation to be Sold, or any representative of any such Person or Persons. No charge or claim involving any of the facilities or employees of Corporation to be Sold is pending before any administrative agency, local, state or federal, and no lawsuit involving any of such facilities or employees is pending with respect to equal employment opportunity, age discrimination, occupational safety, or any other form of alleged employment practice or unfair labor practice.

     (ii) Corporation to be Sold complies in all material respects with all applicable laws, rules and regulations relating to the employment of labor, including but without limitation, those relating to wages, hours, concerted activity, non-discrimination, occupational health and safety and the payment and withholding of Taxes, and Corporation to be Sold has no accrued liability for any arrears of wages or any Taxes or penalties for failure to comply with any of the foregoing.

     (iii) Corporation to be Sold shall be solely responsible for all grievances, arbitrations, claims, demands, or charges of any nature whatsoever including, but not limited to, any such grievances, arbitrations, claims, demands, or charges whether now known or not yet made by any employees, bargaining agents, or governmental agencies, which result from or arise out of any event occurring prior to the date of Closing; and, Corporation to be Sold agrees to hold harmless and indemnity Purchaser for all such claims, if any, asserted against Purchaser.

(13) Real Property. Except as set forth in Appendix 2.01(c)(13), the Real
     -------------  ------                 --------------------
     Property does not violate in any material respect any provisions of any applicable building code, fire, health or safety regulations, or other governmental ordinances, orders or regulations. No condition exists with respect to the Real Property which would prevent, or require repair or modification thereof as a prerequisite to, Purchaser using the Real Property in the ordinary conduct of the Business except with respect to
                                                      ------
     ordinary wear and tear and scheduled maintenance and repair.

(14) Absence of Certain Changes, etc. Since _____________________, 19__,
     ------------------------------
     and except as disclosed in Appendix 2.01(c)(14) to the Disclosure Letter,
         ------                 -------------------
     Corporation to be Sold has:

     (i)    conducted its operations in the ordinary course,

     (ii) not entered into any material transaction or contract, or amended or terminated any material transaction or contract, except normal
                                                             ------
            transactions or contracts consistent in nature and scope with prior practices and entered into in the ordinary course of business,

     (iii) not mortgaged, sold, transferred, distributed or otherwise disposed of any of its material Assets, except in the ordinary course of
                                           ------
            business,

     (iv) not experienced any damage, destruction or loss to or of any of its material Assets except in the ordinary course of business and except
                            ------                                        ------
            to the extent that any Asset damaged, destroyed or lost has been repaired or replaced,

     (v) not made or agreed to make any capital expenditures for additions to property, plant or equipment, except for expenditures and
                                          ------
            commitments not exceeding $5,000.00 in the aggregate, or

     (vi) not made or agreed to make any change in the compensation payable to any employee, except for increases in compensation in the ordinary
                          ------
            course of business substantially consistent with past practices of Seller Corp.

(15) Subsidiaries. There is no corporation, partnership, joint venture, business
     ------------
     trust or other legal entity in which Corporation to be Sold, either directly or indirectly through one or more intermediaries, owns or holds beneficial or record ownership of any outstanding voting shares.

(16) Material Contracts, etc. Appendix 2.01(c)(10) to the Disclosure Letter
     -----------------------  --------------------
     lists all contracts, leases, written agreements and instruments material to the Business or requiring the performance by Corporation to be Sold of any material obligations of Corporation to be Sold which are not heretofore described as Scheduled Contracts.

(17) Licenses and Permits. Except as reflected in Appendix 2.01(c)(17)
     --------------------  ------                 --------------------
     Corporation to be Sold owns, holds and possesses all the Permits necessary under law or otherwise for Corporation to be Sold to conduct the Business as now being conducted and to construct, own, operate, maintain and use the Assets in the manner in which they are now being constructed, operated, maintained and used. Each of such Permits and Corporation to be Sold's rights with respect thereto (1) is valid and subsisting, in full force and effect, and enforceable by Corporation to be Sold subject to administrative powers of regulatory agencies having jurisdiction, and (2) following consummation of the transactions contemplated hereby, will continue to be valid and subsisting in full force and effect, and subject to any requisite governmental consents, enforceable by Purchaser without any consent or approval of any Governmental Body or third party; or, in lieu of such existing Permits, replacement or substitute Permits, if indicated in Appendix 1.02(cb(17) to the Disclosure Letter, will be
                  --------------------
     available to or obtainable by Purchaser at little or no cost in the ordinary course without any interruption of the conduct of the Business following the Effective Time of Closing, assuming timely application therefor and reasonable diligence in pursuit thereof by Purchaser. Corporation to be Sold is in compliance in all material respects with the terms of such Permits and none of such Permits have been, or to the knowledge of Seller and Corporation to be Sold, are threatened to be, revoked, cancelled, suspended or modified except as indicated in Appendix
                                               ------                 --------
     1.02(b)17) to the Disclosure Letter.
     ----------

(18) [INTENTIONALLY OMITTED]

(19) [INTENTIONALLY OMITTED]

(20) Excluded Assets. None of Corporation to be Sold's Assets are being excluded
     ---------------
     from the Assets owned by the Corporation to be Sold.

(21) Pricing. Attached hereto as Appendix 2.01(c)(21) of the Disclosure Letter
     -------                     --------------------
     is a complete and accurate list of Corporation to be Sold's standard prices and any applicable discounts by customer name.

(22) Absence of Certain Business Practices. Neither Seller nor Corporation to be
     -------------------------------------
     Sold, or any officer, employee or agent of Seller or Corporation to be Sold, nor any other Person acting on its behalf, has, directly or indirectly, within the past three years, given or agreed to give any gift or similar benefit to any customer, supplier, government employee or other Person who is or may be in a position to help or hinder the business of Corporation to be Sold (or to assist Corporation to be Sold in connection with any actual or proposed transaction) which (1) might subject Corporation to be Sold to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (2) if not given in the past, might have had a Material Adverse Effect on the assets, business or operations of Corporation to be Sold as reflected in the Financial Statements, or (3) if not continued in the future, might Materially Adversely Effect the assets, business operations or prospects of Corporation to be Sold or which might subject Corporation to be Sold to suit or penalty in a private or governmental litigation or proceeding.

(23) Corporate Name. To Seller and Corporation to be Sold's knowledge, the use
     --------------
     of the corporate name of Corporation to be Sold does not infringe the right of any third party nor is it confusingly similar with the corporate name of any third party. After the Closing Date, no Person or business entity other than Purchaser will be authorized directly or indirectly to use the corporate name of Corporation to be Sold or any name deceptively or confusingly similar thereto.

(24) Customers and suppliers. Appendix 2.01(b)(24) to the Disclosure Letter sets
     -----------------------  --------------------
     forth (1) a true and correct list of (i) the ten (10) largest customers of Corporation to be Sold in terms of sales during the fiscal year ended _____________________, 19__, and (ii) the ten (10) largest customers of
     Corporation to be Sold in terms of sales during the five (5) months ended _____________________, 19__, showing the approximate total sales to each such customer during each of such periods; (2) a true and correct list of
     (x) the ten (10) largest suppliers of Corporation to be Sold in terms of purchases during the fiscal year ended ________________,19__ and (y) the ten (10) largest suppliers of Corporation to be Sold in terms of purchases during the five (5) months ended ____________________, 19__, showing the approximate total purchases from each such supplier during such respective periods. Except to the extent set forth in Appendix 2.01(b)(24) to the
              ------                            --------------------
     Disclosure Letter, there has not been any Material Adverse Change in the business relationship of Corporation to be Sold with any customer or supplier so named in the disclosure statement. Except for the customers and
                                                    ------
     suppliers named in Appendix 2.01(b)(4) to the Disclosure Letter,
                        -------------------
     Corporation to be Sold has not had any customer which accounted for more than five percent (5%) of its sales during the period from _______________________, 19__ through and including the month ending prior to date hereof, or any supplier from whom it purchased more than 5% of the total goods or services purchased by it during such period.

     (25) [INTENTIONALLY OMITTED]

(d)  Disclosure.
     ----------

     (1) Seller and Corporation to be Sold have fully provided the Purchaser or its representatives with all the information that the Purchaser has requested for deciding whether to consummate the purchase of the Shares pursuant to the terms and conditions of this Agreement.

     (2) No representation or warranty of Seller and Corporation to be Sold contained in this Agreement or statement in the Seller and Corporation to be Sold's Disclosure Letter contains any untrue statement either at the date this Agreement is executed, the Date the Disclosure Letter is delivered to the Purchaser, and the date of each supplement thereto, and the Closing Date. No representation or warranty of Seller contained in this Agreement or statement in the Seller and Corporation to be Sold's Disclosure Letter or any supplement omits to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading; provided, however, that notwithstanding any provision to the contrary herein, (i) Purchaser shall be entitled only to rely on the latest version of information furnished to Purchaser by Seller and Corporation to be Sold which supersedes previous information furnished to Purchaser if the supplementary information to the Purchaser is delivered to Purchaser in written form, expressly identifying the prior information which is being superseded and provides an explanation of how the superseding information was obtained and why the Seller and Corporation to be Sold, in good faith, believed the superseded information was true when it was provided to Purchaser, and
          (ii) Seller and Corporation to be Sold shall have no liability with respect to estimates or projections which may be or may have been furnished to Purchaser, regarding estimates or projections which may be or may have been furnished to Purchaser, including estimates of future revenues, earnings or profits or estimates of amounts required to satisfy future obligations, but all estimates or projections communicated by any of Seller and Corporation to be Sold to Purchaser shall be reasonably made, in good faith and based upon assumptions reasonable under the circumstances.

          (3) No record regarding Seller or Corporation to be Sold, furnished pursuant to Section 7.16 will contain any untrue statement. No supplement to the Seller and Corporation to be Sold's Disclosure Letter made pursuant Section 3.12 will contain any untrue statements or omit to state a material fact necessary in order to make the statements therein or in this Agreement, in light of the circumstances under which they were made, not misleading.

          (4) There is no fact known to Seller which has specific application to the Seller, the Corporation to be Sold, the Shares, the Assets or the Business (other than general economic or industry conditions) that could have a Material Adverse Effect which has not been set forth in this Agreement or the Seller and Corporation to be Sold's Disclosure Letter.

2.02 Representations and Warranties of Purchaser. Purchaser represents and
     -------------------------------------------
     warrants to Seller that the following are true and correct on and as of the date of this Agreement and will be true and correct through the Effective Time of Closing as if made on and as of that date:

     (a) Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Utah and is qualified to transact business and is in good standing as a foreign corporation in the jurisdictions where it is required to qualify in order to conduct its businesses as presently conducted.

     (b) Purchaser has the corporate power and authority to own, lease or operate all properties and assets now owned, leased or operated by it and to carry on its businesses as now conducted.

     (c) Purchaser may execute, deliver and perform this Agreement without the necessity of Purchaser obtaining any consent, approval, authorization or waiver or giving any notice or otherwise, except for such consents,
                                                       ------
          approvals, authorizations, waivers and notices which have been obtained and are unconditional and are in full force and effect and such notices which have been given.

     (d) The execution, delivery and performance of this Agreement do not and will not:

          (1) constitute a violation of the Articles of Incorporation, as amended, or the Bylaws, as amended, as the case may be, of Purchaser,

          (2) constitute a violation of any statute, judgment, order, decree or regulation or rule of any court, governmental authority or arbitrator applicable or relating to Purchaser, or

          (3) constitute a default under any contract to which Purchaser is a party except where such default would not have a material adverse
                     ------
               effect upon the ability of Purchaser to perform its obligations under this Agreement.

     (e) This Agreement has been duly authorized, executed and delivered by Purchaser. This Agreement constitutes the legal, valid and binding obligation, of Purchaser enforceable in accordance with its terms, except as may be limited by bankruptcy, reorganization, insolvency and
          ------
          similar laws of general application relating to or affecting the enforcement of rights of creditors.

     (f) Purchaser acknowledges that it has sufficient knowledge and expertise in business and financial matters to evaluate the merits and risks associated with the transactions contemplated by this Agreement. Purchaser has made its decision to enter into this Agreement and to consummate the transactions contemplated hereby without relying upon any express or implied representations from Seller except as set forth
                                                             ------
          in this Agreement.

                                  ARTICLE III
                   CONDUCT AND TRANSACTIONS PRIOR TO CLOSING
                   -----------------------------------------


3.01 Access to Records and Properties: Confidentiality.
     -------------------------------------------------

     (a) Between the date of this Agreement and the Effective Time of Closing, Seller shall cause Corporation to be Sold to give, and Corporation to be Sold shall give, to Purchaser and its advisors such access to the premises, books and records of Corporation to be Sold, and to cause the officers, employees and accountants of Corporation to be Sold to furnish such financial and operating data and other information with respect to Corporation to be Sold as Purchaser shall from tune to time reasonably request. Without limiting the generality of the foregoing, Seller shall cause Corporation to be Sold to give, and Corporation to be Sold shall give, to Purchaser and its representatives access during normal business hours to the facilities and operations of Corporation to be Sold so that Purchaser may (1) obtain evaluations of the Assets and (2) perform any and all assessing, testing, monitoring and investigating that Purchaser deems necessary in its sole discretion with respect to Corporation to be Sold's assets and the operation of the business. Any investigation pursuant to this Section 3.01 shall be conducted in such manner as not to interfere unreasonably with the business and operations of Corporation to be Sold.

     (b) In connection with the transactions contemplated by this Agreement, in addition to, and not by way of limitation of, any other obligations of Purchaser under or pursuant to any other agreement, whether written or oral, with Seller or any other obligations of Purchaser at law or in equity, all information furnished to Purchaser or to any other Person for the benefit of Purchaser will be kept confidential by Purchaser, such other Person and their respective associates, Affiliates, agents, employees, consultants and advisors (collectively, "Purchaser Representatives") prior to payment in full of the Purchase Price, or in the event the Closing does not occur at all times, and will not be used in any manner adverse to the furnishing party. During such time, Purchaser will hold and will cause the Purchaser Representatives to hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of law, all documents and information concerning Seller which is furnished to Purchaser or any Purchaser Representative by Seller or any of their representatives in connection with the transactions contemplated by this Agreement (except to the extent that
                                                       ------
          such information can be shown to have been (1) previously available to the Person to which it was furnished on a non-confidential basis prior to its disclosure, (2) in the public domain or (3) available on a non-confidential basis from a Person other than a Person not bound by any confidentiality agreement). Purchaser may release or disclose such information to any Purchaser Representative in connection with this Agreement prior to the Closing Date or in the event the Closing does not occur only if the Purchaser Representatives are informed of the confidential nature of such information and they agree in writing (substantially similar in substance to the matters contained in this
          Section 3.01(b)) to such confidential treatment of all such information. If the transactions contemplated by this Agreement are not consummated, Purchaser agrees to remain bound by (x) the Confidentiality Agreement previously executed by Purchaser and Corporation to be Sold, a copy of which is attached hereto as
          Exhibit 3.01-1, [FORM ATTACHED] (the "Confidentiality Agreement") and
          --------------
          incorporated herein for all purposes.

3.02 Operation of Corporation to be Sold. Between the date hereof and the
     -----------------------------------
     Closing Date, except as contemplated herein or except with the prior
                   ------                           ------
     consent of Purchaser, which
     consent will not be unreasonably withheld or delayed, Seller and Corporation to be Sold shall:

     (a) cause Corporation to be Sold to operate the business as presently operated, only in the ordinary course, and in compliance with all laws, regulations, writs, injunctions, decrees or orders applicable to Corporation to be Sold or its Assets, including without limitation all environmental, safety and health, antitrust, consumer protection, labor, equal opportunity or discrimination laws, rules and regulations,

     (b)  cause the tangible assets (except for sales from Inventory) to be
                                     ------
          maintained and repaired in accordance with past practices of Corporation to be Sold,

     (c) not dispose of, or commit to dispose of, any Assets (other than the liquidation and settlement of Accounts and the sale and delivery of Inventory and products covered by Backlog Orders, all in the ordinary and customary course of Corporation to be Sold's business),

     (d) actively market the Products and services of Corporation to be Sold in accordance with its usual practices, and

     (e) continue in effect until immediately following the Effective Time of Closing all present insurance coverage with respect to the Assets, the Business and the Employees.

          All risk of loss arising out of fire and casualty and all liability to third parties or to Employees arising out of operations of the Business prior to the Effective Time of Closing shall be that of Seller and Corporation to be Sold, and Purchaser shall have no obligation or liability in connection therewith.

          Seller and Corporation to be Sold shall not effect any amendment to the Certificate of Incorporation or the Bylaws of Corporation to be Sold and shall not cause or permit the issuance of any additional shares of the capital stock or equity interest (or options, warrants or other rights to acquire capital stock or equity securities) of Corporation to be Sold.

          Seller and Corporation to be Sold shall use best efforts to operate and maintain, or to cause to be operated and maintained, the Business and the Assets in such a manner so that the representations and warranties of Seller and Corporation to be Sold contained herein shall continue to be true and correct in all material respects on and as of the Effective Time of Closing as if made on and as of the Effective Time of Closing.

          Seller and Corporation to be Sold shall advise Purchaser promptly in writing of any condition or circumstance, known to Seller, occurring from the date hereof up to and including the Effective Time of Closing that would cause the respective representations and warranties of Seller and Corporation to be Sold contained herein to become untrue in any material respect. Seller shall deliver to Purchaser a Supplement to the Seller and Corporation to be Sold's Disclosure Letter promptly after Seller becomes aware of any event which changes any representation or warranty made by Seller and Corporation to be Sold in this Agreement or any statement made in the Seller and Corporation to be Sold's Disclosure Letter or in any Supplement.

3.03 Consents. Seller and Corporation to be Sold shall use their respective
     --------
     reasonable efforts to obtain any consents of Governmental Bodies, suppliers, distributors, and other Persons required in order for Seller and Corporation to be Sold to sell and transfer the Business pursuant to this Agreement. Purchaser agrees to use its best efforts to assist Seller and Corporation to be Sold in obtaining such consents. If any of the foregoing shall require the consent of any party thereto other than Corporation to be Sold, then this Agreement shall not constitute an agreement to assign the same, and such items shall not be assigned to or assumed by Purchaser if an actual or attempted assignment thereof would constitute a breach or default thereunder. Corporation to be Sold shall use its reasonable efforts to obtain such consents to the extent required of such other parties. If any such consent cannot be obtained, Corporation to be Sold will cooperate in any reasonable arrangement designed to obtain for Purchaser all benefits and privileges of the applicable instrument, contract, license, document or permit while protecting Corporation to be Sold from continuing liabilities or obligations thereunder.

3.04 No Public Announcements or Negotiation with Others.
     --------------------------------------------------

     (a) The parties hereto shall not issue any press release or make any public statement regarding the transactions contemplated by this Agreement without obtaining the prior consent of the other party, which consent shall not be unreasonably withheld.

     (b) Unless and until this Agreement shall have been terminated by Purchaser or Seller and Corporation to be Sold pursuant to Section 5.02, neither Shareholder,

          Corporation to be Sold nor any of the officers or directors of Corporation to be Sold, nor any Affiliates of any of them whom they are able to influence, without the consent of Purchaser shall:

          (1) directly or indirectly, encourage, solicit, initiate or participate in any discussions or negotiations with any corporation, partnership, Person or other entity or group (other than to Purchaser or an affiliate or an associate of Purchaser) concerning any merger, sale of substantial assets, business combination, sale of shares of capital stock or similar transactions involving the business of Corporation to be Sold or any Asset, whether by providing non-public information or otherwise; or

          (2) disclose, directly or indirectly, any information not customarily disclosed to any Person concerning their business and properties, afford to any other Person access to their properties, books or records or otherwise assist or encourage any Person in connection with any of the foregoing.

               In the event Seller and Corporation to be Sold shall receive any offer for a transaction of the type referred to in this Section 3.04, Seller and Corporation to be Sold shall promptly inform Purchaser as to any such offer.

3.05  Best Efforts to Satisfy Conditions.  Seller and Corporation to be Sold
      ----------------------------------
      shall use their respective reasonable efforts to cause the conditions to the obligations of Purchaser contained in Section 4.01 to be satisfied to the extent that the satisfaction of such conditions is reasonably in the control of Seller and Corporation to be Sold, and Purchaser shall use its best efforts to cause the conditions to the obligations of Seller and Corporation to be Sold contained in Section 4.02 to be satisfied to the extent that the satisfaction of such conditions is in the control of Purchaser.

3.06  [INTENTIONALLY OMITTED]

3.07  Payment of Taxes.  Seller shall pay when due any sales, transfer or
      ----------------
similar Taxes which may become applicable in respect of Seller's sale of the Business or any of the Assets to Purchaser.

3.08  [INTENTIONALLY OMITTED]

3.09  [INTENTIONALLY OMITTED]

3.10  [INTENTIONALLY OMITTED]

3.11  [INTENTIONALLY OMITTED]

3.12  Update Seller's Disclosure Letter.  Seller shall deliver to Purchaser a
      ---------------------------------
      Supplement to the Seller's Disclosure Letter promptly after Seller becomes aware of any event which changes any representation or warranty made by Seller in this Agreement or any previous statement made in the Seller's Disclosure Letter or in any Supplement, and a supplement titled "Closing Date Disclosure Statement", dated the Closing Date affirmatively stating that all disclosures not updated or supplemented, as of the Closing Date, remain true, do not omit from such Disclosure, any material fact or circumstance and otherwise conform to the requirements of this Agreement.


                                  ARTICLE IV
                             CONDITIONS OF CLOSING
                             ---------------------

4.01  Conditions of Obligations of Purchaser. The obligations of Purchaser to
      --------------------------------------
      consummate the purchase and sale under this Agreement are subject to the satisfaction of the following conditions, each of which may be waived in writing by Purchaser:

      (a)  Representations and Warranties, Performance of Obligations.
           ----------------------------------------------------------

             (1) The representations and warranties of Seller and Corporation to be Sold set forth in Section 2.01 hereof and in each certificate, agreement, document or instrument delivered pursuant hereto on or before the Closing Date or in connection with the transactions contemplated hereby, subject to such changes as contemplated herein on the Closing Date, shall have been and shall be true and correct in all material respects on and as of the date of this Agreement and shall be true and correct in all material respects on and of the Closing Date, as though made on and as of the Closing Date.

             (2) Seller and Corporation to be Sold shall have performed in all material respects the covenants, agreements and obligations required to be performed by it under this Agreement prior to and on the Closing Date.

             (3) Seller and Corporation to be Sold shall have delivered to Purchaser its certificate confirming the satisfaction of the conditions set forth in subparagraphs (1) and (2) above and such other matters that Purchaser may reasonably request.

        (b)  Delivery of Instruments. Seller shall have delivered to Purchaser
             -----------------------
             (i) the certificate or certificates evidencing ownership of all of the issued and outstanding shares of the Corporation to be Sold,
             (ii) the duly authorized and executed General Conveyance, Transfer and Assignment, (iii) letters of resignation from all of the officers and directors of the Corporation to be Sold, and (iv) such other conveyance documents that Purchaser may reasonably request to effect the transfer and conveyance of control of Corporation to be Sold to Purchaser.

        (c)  Opinion of Counsel to Seller. Purchasers shall have received the
             ----------------------------
             opinion of Seller's counsel, dated the Closing Date, in the form of
             Exhibit 4.01-1 hereto [FORM ATTACHED].

        (d) Purchaser accepts the condition of the Assets and the Business as reflected in the Disclosure Letter and the Supplements.

        (e)  Consents, Notices and Approvals. All consents and approvals of all
             -------------------------------
             Persons necessary for the consummation of the Transaction under Seller's Certificate of Incorporation or bylaws or any agreement, permit, law or regulation shall have been received and delivered to Purchaser, all notices to any Person required by any of the foregoing to be given in respect of the Transaction prior to Closing shall have been duly given, and all necessary action shall have been taken to permit Purchaser to exercise the rights, as owner of all of the issued and outstanding shares of the Corporation to be Sold.

        (f)  [INTENTIONALLY OMITTED]

        (g)  Non-Competition Agreement. Seller and its shareholders shall have
             -------------------------
             delivered the duly authorized and executed Non-Competition Agreement pursuant to Section 1.02(e).

        (h)  Other Matters. Seller shall have delivered to Purchaser, in form
             -------------
             and substance reasonably satisfactory to counsel for Purchaser, such certificates and other evidence as Purchaser may reasonably request as to the satisfaction of the conditions contained in this
             Section 4.01.

4.02    Conditions of Obligations of Seller.  The obligations of Seller to
        -----------------------------------
        consummate the sale and purchase under this Agreement are subject to the satisfaction of the following conditions, each of which may be waived in writing by Seller:

        (a)  Representations and Warranties, Performance of Obligations.
             ----------------------------------------------------------

             (1)  The representations and warranties of Purchaser set forth in
                  Section 2.02 hereof and in each certificate, agreement, document or instrument delivered pursuant hereto on or before the Closing Date or in connection with the transactions contemplated hereby on the Closing Date shall have been and be true and correct in all material respects on and as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date.

             (2) Purchaser shall have performed in all material respects the covenants, agreements and obligations necessary to be performed by it under this Agreement prior to the Closing Date.

             (3) Purchaser shall have delivered to Seller its certificate confirming the satisfaction of the conditions set forth in subparagraphs (1) and (2) above and such other matters that Seller may reasonably request.

        (b)  Payment. Purchaser shall have delivered the shares representing the
             -------
             Purchase Price and other instruments required to be made or delivered on the Closing Date.

        (c)  Opinion of Counsel to Purchaser. Seller shall have received the
             -------------------------------
             opinion of Earl Bentley, dated the Closing Date, in the form of
             Exhibit 4.02(c) hereto [FORM ATTACHED].
             ---------------

        (d)  Other Matters. Purchaser shall have delivered to Seller, in form
             -------------
             and substance reasonably satisfactory to Seller's counsel, such certificates and other evidence as Seller may reasonably request as to the satisfaction of the conditions contained in this Section 4.02.

4.03    [INTENTIONALLY OMITTED]

4.04    Opportunity to Cure. In the event that Purchaser shall notify Seller, or
        -------------------
        Seller shall notify Purchaser, of its decision not to consummate the sale and purchase of the Business hereunder due to the failure of any of the conditions contained in Section 4.01 or 4.02 hereof to be satisfied, Seller, or Purchaser, as the case may be, shall have the opportunity for a reasonable period of time to take such actions as may be necessary to remedy the circumstances which have resulted in the failure of such condition or conditions to be satisfied.

                                   ARTICLE V
                   CLOSING DATE AND TERMINATION OF AGREEMENT
                   -----------------------------------------

5.01    Closing Date.
        ------------

        (a) Subject to the right of (1) Seller and (2) Purchaser to terminate this Agreement pursuant to Section 5.02 hereof, the closing for the consummation of the purchase and sale contemplated by this Agreement (the "Closing") shall, unless another date or place is agreed to in writing by Seller and Purchaser, take place at the offices of Purchaser at 10:00 a.m., local time on December 18, 1996, or such other date as the parties may agree upon (the "Closing Date").

        (b) For all purposes hereof, the term "the Effective Time of Closing" shall occur upon the delivery to Purchaser of the (i) Shares, (ii) the General Conveyance, Transfer and Assignment, (iii) the Closing Date Disclosure Statement, and (iv) the other Operative Documents as contemplated herein on the Closing Date.

5.02    Termination of Agreement.
        ------------------------

        (a) This Agreement may, by written notice given at or prior to Closing in the manner hereinafter provided, be terminated or abandoned:

             (1) In the event that the Closing shall not have occurred on or before December 18, 1996, by Seller or by Purchaser;

             (2) By Purchaser, if a material default or breach shall be made by Seller with respect to the due and timely performance of any of their covenants and agreements contained herein, or with respect to the correctness of or due compliance with any of their representations and warranties contained in Article II hereof, and such default cannot be cured and has not been waived; if Seller shall notify Purchaser of any default or breach by Seller hereunder and Purchaser chooses not to terminate this Agreement, Purchaser shall be deemed to have waived such default or breach;

             (3) By Seller if a material default or breach shall be made by Purchaser with respect to the due and timely performance of any of its covenants and agreements contained herein, or with respect to the correctness of or due compliance with any of its representations and warranties contained in Article III hereof, and such default cannot be cured and has not been waived; if Purchaser shall notify Seller of any default or breach by Purchaser and Seller chooses not to terminate this Agreement, Seller shall be deemed to have waived such default or breach;

              (4)  By mutual consent of Seller and Purchaser; or

              (5) By Purchaser if any Supplement to the Disclosure Letter contains disclosures of any fact or condition which makes untrue, or shows to have been untrue, any representation or warranty by Seller in this Agreement or any statement made in the Disclosure Letter, unless concurrently with the delivery of the Supplement Seller represents and warrants that the disclosed fact or condition can and will be corrected at Seller's expense prior to Closing, or such supplemental disclosure is otherwise materially significant and adverse as regards the value of the Shares, the Assets or the Business.

         (b) In the event this Agreement is terminated pursuant to Section 5.02(a), all further obligations of the parties hereunder shall terminate, except that the obligations set forth in Sections
                         ------
              3.01(b), 7.02 and 7.03 shall survive; provided, however, that if this Agreement is so terminated by one party because one or more of the conditions to such party's obligation hereunder is not satisfied as a result of the other party's failure to comply with
              Section 3.05 or any of its obligations under any other provision of this Agreement, it is expressly agreed and understood that the terminating party's right to pursue all legal remedies for breach of contract and damages shall also survive such termination unimpaired.

                                  ARTICLE VI
                                INDEMNIFICATION
                                ---------------

6.01     Indemnity.
         ---------

         (a) Seller's Indemnification to Purchase. Subject to Section 6.01(b)
             ------------------------------------
             and (d) hereof, Seller and Corporation to be Sold agree to indemnity and hold Purchaser and Purchaser's officers and directors ("Purchaser Indemnitees") harmless from any and all actual damages, losses, liabilities (joint or several), payments, obligations, penalties, claims, litigation, demands, defenses, judgments, suits, proceedings, costs, disbursements or expenses (including without limitation, fees, disbursements and expenses of attorneys, accountants and other professional advisors and of expert witnesses and costs of investigation and preparation) of any kind or nature whatsoever (collectively "Damages"), resulting from, relating to or arising out of.

             (1) any breach of or inaccuracy in any representation or warranty of Seller contained in Section 2.01 of this Agreement or a representation or warranty contained in any Operative Document;

             (2) any breach or non-performance, partial or total, by either Seller or Corporation to be Sold of any covenant or agreement of Seller (or any affiliate or subsidiary thereof) contained in this Agreement or in any Operative Document;

             (3) any actual violation of or non-compliance with, or remedial obligation arising under, any Environmental Laws arising from any event, condition, circumstance, activity, practice, incident, action or plan existing or occurring prior to the Effective Time of Closing relating in any way to the assets or the business of Corporation to be Sold (including without limitation the ownership, operation or use of the Assets and the conduct of the business of Corporation to be Sold prior to the Effective Time of Closing; the products manufactured or sold by Corporation to be Sold prior to the Effective Time of Closing; the presence of any Materials of Environmental Concern other than in compliance with Environmental Laws on, in, under or affecting all or any portion of Corporation to be Sold's properties or any surrounding areas, and any Release or threatened Release with respect to such underground storage tanks or Materials of Environmental Concern; and the storage, disposal or treatment, or transportation for storage, disposal or treatment, of Materials of Environmental Concern; but excluding any violation of or non-compliance with, or remedial
                  ---------
                  obligation arising under, any Environmental Laws that is attributable to a change by Purchaser in the structure, use or condition of any of the Assets after the Effective Time of Closing). "Materials of Environmental Concern" as used herein means any solid or hazardous waste, hazardous substance, pollutant, contaminant, oil, petroleum product, commercial product or other substance (x) which is listed, regulated or designated as toxic or hazardous (or words of similar meaning and regulatory effect), or with respect to which remedial obligations may be imposed, under any Environmental Laws or
                  (y) exposure to which may pose a health or safety hazard;

             (4) the ownership, management or use of the Assets prior to the Effective Time of Closing; the conduct of the Business prior to the Effective Time of Closing; the products manufactured or sold by Corporation to be Sold prior to the Effective Time of Closing (other than Damages attributable to defects that are in Products in Inventory at the Effective Time of Closing to the extent the defects resulted from Purchaser's negligence after the Effective Time of Closing); all contracts, agreements, obligations, commitments and liabilities of Corporation to be Sold of every kind of character relating in any way to the assets or the business of Corporation to be Sold; and, all pension, retirement, bonuses, severance pay, salaries and all other compensation and benefits of whatsoever nature (including all liabilities to any Person under ERISA and all liabilities to any Governmental Body) attributable to service or to employment by Corporation to be Sold prior to the Effective Time of Closing;

             (5) any losses or costs of defending against any claims which may be made against Purchaser or against the Corporation to be Sold by any Person claiming violations of any local, state, or federal laws relating to the employment relationship, including, but not limited to, wages, hours, concerted activity, discrimination, occupational health and safety, the payment and withholding of Taxes, or claims related to any affiliated person, predecessors-in-ownership of the Assets or Business where such claims arise out of circumstances occurring prior to the Closing Date.

        (b)  Purchaser's Indemnities to Seller. Subject to Section 6.01(d)
             ---------------------------------
             hereof, Purchaser shall indemnify and hold Seller and its respective officers, directors and shareholders ("Seller Indemnitees") harmless from, any and all Damages resulting from or arising out of:

             (1) any breach of any representation or warranty of Purchaser contained in Section 2.02;

             (2) the non-performance, partial or total, of any covenant or agreement of Purchaser contained in this Agreement, any Operative Document or any instrument or agreement delivered pursuant to this Agreement.

        (c)  Known Matters. In no event shall any party be able to assert a
             -------------
             claim for indemnification hereunder or bring any action of any kind or nature, whether as a claim for indemnification pursuant to this Agreement or otherwise, with respect to any matter for which indemnification might otherwise be available which was a matter known by or brought to the attention of an officer or director of Purchaser or Seller, as applicable, prior to the Closing Date.

6.02    Notice, Participation and Duration.
        ----------------------------------

        (a) If a claim by a third party is made against a party indemnified pursuant to this Article VI ("Indemnitee"), and if such Indemnitee intends to seek indemnity with respect thereto under this Article VI, the Indemnitee shall promptly, and in any event within 90 days after the assertion of any claim or the discovery of any fact upon which Indemnitee intends to base a claim for indemnification under this Agreement ("Claim"), notify the party or parties from whom indemnification is sought ("Indemnitor") of such Claim. In the event of any Claim, Indemnitor, at its option, may assume (with legal counsel reasonably acceptable to the Indemnitee) the defense of any claim, demand, lawsuit or other proceeding in connection with the Indemnitee's Claim, and may assert any defense of Indemnitee or Indemnitor, provided that Indemnitee shall have the right at its own expense to participate jointly with Indemnitor in the defense of any claim, demand, lawsuit or other proceeding in connection with the Indemnitee's Claim and provided further that failure to give such notice shall not preclude Indemnitee making any Claim thereon if the failure or delay in giving such notice did not prejudice Indemnitee. In the event that Indemnitor elects to undertake the defense of any Claim hereunder, Indemnitee shall cooperate with Indemnitor to the fullest extent possible in regard to all matters relating to the Claim (including, without limitation, corrective actions required by applicable law, assertion of defenses and the determination, mitigation, negotiation and settlement of all amounts, costs, actions, penalties, damages and the like related thereto) so as to permit Indemnitor's management of same with regard to the amount of Damages payable by the Indemnitor hereunder. Neither Purchaser nor Seller shall be entitled to settle any Claim without the prior written consent of the other, which consent shall not unreasonably be withheld or delayed.

        (b) No Claim for indemnification under this Section 6.02 may be made after the fifth anniversary of the Effective Time of Closing, except that Claims for indemnification in respect of breaches of
             ------
             the representations and warranties contained in Section 2.01(g) hereof (concerning Taxes), or claims under Section

          6.01(a)(6) (concerning Taxes), may be made so long as any claim may be made in respect of such matters under any applicable statute of limitations; provided, however, that the foregoing shall not affect any claim made in good faith prior to the date of such expiration.

6.03  Indemnification in the Event of Negligence of Indemnitee. The
      --------------------------------------------------------
      indemnification provided in this Article VI shall be applicable whether or not negligence of the Indemnitee is alleged or proven.

6.04  Reimbursement. In the event that the Indemnitor shall undertake, conduct
      -------------
      or control the defense or settlement of any Claim and it is later determined that such Claim was not a Claim for which the Indemnitor is required to indemnify the Indemnitee under this Article VI, the Indemnitee shall reimburse the Indemnitor for all its costs and expenses with respect to such settlement or defense, including reasonable attorneys' fees and disbursements.

6.05 The Purchaser as Indemnitee pursuant to the provisions of this ARTICLE VI shall have the right of offset any amounts for which it or any other Purchaser Indemnitee is entitled to indemnification under this Article IV, against the shares of Purchaser issued and delivered to Seller as part of the Purchase Price, the shares value, for purposes of this offset being valued at the market price of such shares on the day notice of the claim is made by Purchaser to Seller. In the event Purchaser shall claim such right of offset, it shall be entitled to cancel such shares issued to Seller as the Purchase Price and instruct the transfer agent to cancel the shares recorded as owned by the Seller and the Purchaser and transfer agent shall record such cancelled shares, thereafter as treasurer shares of Purchaser. The Seller's execution of this Agreement shall constitute a stock power of Seller, authorizing Purchaser or its representatives to effect the herein-described cancellation. The cancellation of shares shall, in any event, constitute Purchaser's sole remedy as against the Seller to recover a claim for indemnity.


                                  ARTICLE VII
                                 MISCELLANEOUS
                                 -------------

7.01  Further Actions. From time to time, as and when requested by Purchaser or
      ---------------
Seller, Seller or Purchaser shall execute and deliver, or cause to be executed and delivered, such documents and instruments and shall take, or cause to be taken, such further or other actions as may be reasonably necessary to effectuate the Transaction, transfer, assign and deliver to Purchaser or its permitted assigns the Business (or to evidence the foregoing)
      and to consummate and to effect the other transactions expressly required to be performed by Seller hereunder.

7.02  No Broker. Seller and Purchaser represent and warrant each to the other
      ---------
      that they have no obligation or liability to any broker or finder by reason of the transactions which are the subject of this Agreement. Each of (a) Seller and (b) Purchaser agree to indemnity the other against, and to hold the others harmless from, at all times after the date hereof, any and all liabilities and expenses (including without limitation legal fees) resulting from, related to or arising out of any claim by any Person for brokerage commissions or finder's fees, or rights to similar compensation, on account of services purportedly rendered on behalf of Seller or Purchaser, as the case may be, in connection with this Agreement or the transactions contemplated hereby.

7.03  Expenses. Except as otherwise specifically provided herein, Seller and
      --------  ------
      Purchaser shall each bear their own legal fees, accounting fees and other costs and expenses with respect to the negotiation, execution and delivery of this Agreement and the consummation of the transactions hereunder.

7.04  Entire Agreement. This Agreement, the Exhibits hereto (including without
      ----------------                      --------
      limitation the Confidentiality Agreement referred to in Section 3.01
      (b), the Seller's Disclosure Letter and any Supplement thereto) contain, and are intended by the parties as a formal expression of, the entire agreement between Seller and Purchaser with respect to the transactions contemplated by this Agreement and, except as provided in Section
                                          ------
      3.01(b), supersedes all prior oral or written agreements, arrangements or understandings with respect thereto, including without limitation the Letter of Intent (except to the extent provided in Section 3.01(b) in respect of its confidentiality provisions).

7.05  Descriptive Headings. The descriptive headings of this Agreement are for
      --------------------
      convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

7.06  Notices. All notices or other communications which are required or
      -------
      permitted hereunder shall be in writing and shall be delivered either (i) personally, or (ii) by telegram, telex, telecopy or similar facsimile means, and by registered or certified mail (postage prepaid and return receipt requested), or by express courier or deliver service, addressed as follows:

If to Seller:

      --------------------------------

      --------------------------------

      --------------------------------

      Telephone:
                ----------------------
      Fax:
          ----------------------------


If to Purchaser:

       Lanstar Semiconductor, Inc.
       c/o Maxie R. Smith
       2501 Avenue J, Suite 104
       Arlington, TX 76006

       With a copy to:
            Earl Bentley
            Earl Bentley & Associates, P.C.
            710 N. Watson Road, Ste. 102
            Arlington, TX 76011-5327
            Telephone: (817) 652-4390
            Fax:       1/800 323-4518


or at such other address and number as either party shall have previously designated by written notice given to the other party in the manner hereinabove set forth. Notices shall be deemed given when received, if sent by telegram, telex, telecopy or similar facsimile means (confirmation of such receipt by confirmed facsimile transmission being deemed receipt of communications sent by telex, telecopy or other facsimile means); and when delivered and receipted for (or upon the date of attempted delivery where delivery is refused), if hand-delivered, sent by express courier or delivery service, or sent by certified or registered mail.

7.07  Governmental Law. This Agreement shall be governed by and construed in
      ----------------
      accordance with the laws of the State of Texas (other than the choice of law principles thereof).

7.08  Assignability. This Agreement shall not be assignable otherwise than by
      -------------
      operation of law by any party without the prior written consent of the other parties, and any purported assignment by any party without the prior written consent of the other parties shall be void.

7.09  Waivers and Amendments. Any waiver of any term or condition of this
      ----------------------
      Agreement, or any amendment or supplementation of this Agreement, shall be effective only if in writing. A waiver of any breach or failure to enforce any of the terms or conditions of this Agreement shall not in any way affect, limit or waive a party's rights hereunder at any time to enforce strict compliance thereafter with every term or condition of this Agreement.

7.10  Third Party Rights. Notwithstanding any other provision of this Agreement,
      ------------------
      this Agreement shall not create benefits on behalf of any Person who is not a party to this Agreement (including without limitation any broker or finder, notwithstanding the provisions of Section 7.02 hereof), and this Agreement shall be effective only as between the parties hereto, their successors and permitted assigns; provided, however, that Purchaser Indemnitees are intended third party beneficiaries hereof to the extent provided in Sections 6.01 and 6.05.

7.11  Illegalities. In the event that any provision contained in this Agreement
      ------------
      shall be determined to be invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other resect and the remaining provisions of this Agreement shall not, at the election of the party for whose benefit the provision exists, be in any way impaired.

7.12  Counterparts. This Agreement may be executed in any number of
      ------------
      counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one Agreement.

7.13  Survival; Exclusivity of Remedies. The representations, warranties,
      ---------------------------------
      covenants and agreements of the parties hereto shall survive the Closing, and the indemnification provided by Section 6.01 shall not be the exclusive remedy available to the parties hereto.

7.14  Access to Records.
      -----------------

      (a) Following the Effective Time of Closing, Purchaser shall give to Seller free and unrestricted access to (and the right to make copies at the expense of Seller) the Records and to the extent that such were purchased by Purchaser hereunder and relate to the Business, its operations income, expenses or the Assets of the Corporation to be Sold existing on, accruing or arising prior to or occurring prior to Effective Time of Closing, but any access pursuant to this Section
           7.15 shall be conducted in such manner as not to interfere unreasonably with the operation of the Business following the Effective Time of Closing.

      (b) Any access to Records pursuant to this Section shall be subject to the confidentiality obligations stated in Sections 3.01(b) and (c).

7.15  Cost of Litigation. If any legal action or other proceeding is brought for
      ------------------
      the enforcement of this Agreement or because of an alleged dispute, breach, default or misrepresentation in connection with this Agreement or the transactions contemplated hereby, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees and other costs incurred in connection with such action or proceeding, in addition to any other relief to which it or they may be entitled, subject to Section 6.01(b).

      IN WITNESS WHEREOF, the undersigned have executed this Stock Purchase Agreement as of the date first above written.

PURCHASER:                              LANSTAR SEMICONDUCTOR, INC.


                                        By: /s/ Maxie R. Smith   Chairman/CEO
                                           ----------------------------------


SHAREHOLDER:                            WORLD DATA, LIMITED


                                        By: /s/ L. D. Rowe  President
                                           ----------------------------------

CORPORATION TO BE SOLD:                 SOUTHWEST MEMORY INTERNATIONAL, INC.


                                        By: /s/ Z. Margulis   President
                                           ----------------------------------

                           NON-COMPETITION AGREEMENT

     THIS NON-COMPETITION AGREEMENT, as of the___ day of_______ 1996, (this "Non-competition Agreement), among WORLD DATA, LIMITED, a _______________ corporation ("Seller Corp"), ("Seller"), and LEWIS D. ROWE and
_____________________________________________, (collectively called "Promisors")
and LANSTAR SEMICONDUCTOR, INC., a Utah corporation ("Purchaser").


                             W I T N E S S E T H:
                             - - - - - - - - - -

     WHEREAS, pursuant to the Stock Purchase Agreement dated the________ day of _________________, 1996 (the "Purchase Agreement") among Seller Corp. and Purchaser, Seller Corp. has agreed to sell to Purchaser, and Purchaser has agreed to purchase from Seller Change Crop., the issued and outstanding shares of stock in SOUTHWEST MEMORY INTERNATIONAL, INC. and CORPORATION TO BE SOLD, the business and substantially all of the assets of CORPORATION TO BE SOLD described therein on the terms and subject to the conditions set forth therein.

     NOW, THEREFORE, in consideration of the transactions pursuant to the Purchase Agreement, the receipt and sufficiency of which by Purchaser are hereby acknowledged, Purchaser, Seller and Promisors DO HEREBY agree to the following (capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the Purchase Agreement):

     1. Non-Competition.

        Subject to the provisions of Section 2 below:

        a. For a period of three (3) years from the date hereof, Seller and Promisors agree they will not, directly or indirectly, whether as an employer, consultant, agent, principal, partner, stockholder or any other capacity, engage or participate in any business that, at the Effective Time of Closing, is in competition in any manner whatsoever with the Business of the CORPORATION TO BE SOLD within the United States which Seller Corp. does business at the Effective Time of Closing.

        b. Seller and Promisors agree that a breach or violation of this covenant not to compete shall entitle the Purchaser, as a matter of right, to an injunction issued by any court of competent jurisdiction, restraining any further or continued breach or violation of this covenant. Such right to an injunction shall be cumulative and in addition to, and not in lieu of, any other remedies to which the Purchaser may show itself justly entitled. Further, during any period in which Seller and/or Promisors are in breach of this covenant not to compete, the time period of this covenant shall be extended for an amount of time that Seller and/or Promisors are in breach hereof.

        c. In addition to the restrictions set forth above, Seller and Promisors shall not, for a period ending three (3) years from the date hereof, either directly or indirectly, (i) make known to any person, firm or corporation the names and addresses of any of the customers of CORPORATION TO BE SOLD or Purchaser or contacts of CORPORATION TO BE SOLD or Purchaser within the pharmacy computer industry or any other information pe g to such person, or (ii) call on, solicit, or take away, or attempt to call on, solicit or take away any of such customers.

        d. The parties to this Agreement agree that the limitations contained in this Section 1 with respect to geographic area, duration, and scope of activity are reasonable. However, if any court shall determine that the geographic area, duration, or scope of activity of any restriction contained in this Section 1 is unenforceable, it is the intention of the parties that such restrictive covenant set forth herein shall not thereby be terminated but shall be deemed amended to the extent required to render it valid and enforceable.

             Nothing herein shall be construed as preventing Seller or Promisors from making investments in other businesses or enterprises.

Seller Corp. and Purchaser agree that this Agreement is subject to the terms and conditions of the Purchase Agreement and that, notwithstanding anything contained herein to the contrary, this Non-Competition Agreement shall not be deemed to limit, enlarge or extinguish any obligation of Seller, Promisors or Purchaser under the Purchase Agreement, all of which obligations shall survive the delivery of this Non-Competition Agreement in accordance with the terms of the Purchase Agreement.

        IN WITNESS WHEREOF, the undersigned have executed this Non-Competition Agreement as of the date first above written.

SELLER CORP:                                     SOUTHWEST MEMORY
WORLD DATA, LIMITED                                INTERNATIONAL, INC.

By: /s/ Lewis D. Rowe                            By: /s/ Z. Margulis
   -----------------------------------              ----------------------------
       Lewis D. Rowe, President



THE PURCHASER:
  LANSTAR SEMICONDUCTOR, INC.

By: /s/ Maxie R.Smith
   -----------------------------------
         Maxie R. Smith
         Chief Executive Officer and
         Chairman of the Board

                  GENERAL CONVEYANCE, TRANSFER and ASSIGNMENT

     THIS GENERAL CONVEYANCE, TRANSFER and ASSIGNMENT ("Bill of Sale") effective as of this ______ day of ________________________, 1996, (effective at time of
Closing) is between WORLD DATA, LIMITED, a _______________ corporation ("Grantor") and LANSTAR SEMICONDUCTOR, INC., a Utah corporation ("Grantee")

                              W I N E S S E T H:
                              - - - - - - - - -

     WHEREAS, Grantor is the seller of all of the Shares of stock issued and outstanding by SOUTHWEST MEMORY INTERNATIONAL, INC., a Texas corporation having its principal place of business located at _________________________ ________________________________; and

     WHEREAS, in order to effectuate the sale and purchase of the Shares, Assignor is executing and delivering this Assignment.

     NOW, THEREFORE, in consideration of the premises, mutual covenants and agreements contained herein and the Acquisition Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Grantor hereby acts and agrees as follow:

     1.   Conveyance of Shares. Contemporaneously with the execution and
          --------------------
          delivery of this Agreement, Grantor does deliver Share Certificate(s) No(s). ___________________________________ which evidence _______
          shares of SOUTHWEST MEMORY INTERNATIONAL, INC. ("Corporation to be Sold"), and the delivery of this General Conveyance, Transfer and Assignment, and the Shares, conclusively deemed to be a conveyance by seller of all of the Shares owned by the seller, as evidenced by the above-numbered Share Certificates. The execution and delivery of this Agreement and the certificates evidencing the Shares shall further be conclusively deemed to be an outright conveyance with no reserve rights, for security or any other purpose.

     2.   Defined Terms. All TERMS used herein without definitions shall have
          -------------
          the meaning assigned to them in the Stock Purchase Agreement.

     3.   Counterparts. This Bill of Sale may be executed in any number of
          -------------
          counterparts, and each counterpart hereof shall be deemed to be an original instrument, but all such counterparts shall constitute but one (1) Bill of Sale.

     4.   Further Assurances. From time to time, as and when requested by
          ------------------
          Grantee, Grantor shall execute and delivery, or cause to be executed and delivered, such documents and instruments and shall take, or cause to be taken, such further or other actions as may be reasonable and necessary to carry out the purposes of this Bill of Sale.

     5.   Controlling Agreement. It is contemplated that Grantor may, at any
          ---------------------
          time or from
          time to time, execute, acknowledge and deliver one or more separate instruments an assignment or conveyance relating to the Shares. No set separate instrument of assignment or conveyance shall limit the scope of effect of this Bill of Sale and in the event of a conflict between the terms of this Bill of Sale and any other separate instrument of assignment, the terms and provisions of this Bill of Sale shall govern and be controlling.

     6.   Exhibits. Attached hereto is a true copy of each and every of the
          --------
          certificates conveyed by the Grantor to the Grantee, as evidenced by this Bill of Sale, collectively marked as Exhibit A and Stock Powers also executed by the Grantor pertaining to the certificate or certificates, collectively marked as Exhibit B. All exhibits referenced herein are attached hereto, and by such reference and attachment, incorporated herein for all purposes.

     7.   Governing Law. The validity of this Bill of Sale shall be governed by
          -------------
          and construed in accordance with the laws of the State of Texas.

     8.   Successors and Assigns. This Bill of Sale shall bind the Grantor and
          ----------------------
          its successors and assigns and inure to the benefit of the Grantee and its successors and assigns.


     SIGNED as of the date first above written.

                                       WORLD DATA, LIMITED



                                       By: /s/ L. D. Rowe
                                          --------------------------------------
                                               L. D. ROWE, President


                                       LANSTAR SEMICONDUCTOR, INC.


                                       By: /s/ Maxie R. Smith
                                          --------------------------------------
                                               Maxie R. Smith
                                               Chief Executive Officer and
                                               Chairman of the Board

--------------------------------------------------------------------------------
GENERAL CONVEYANCE, TRANSFER and ASSIGNMENT                               Page 2

                                  STOCK POWER


     FOR VALUE RECEIVED, WORLD DATA, LIMITED ("WDL"), hereby assigns and transfers its shares of common stock in SOUTHWEST MEMORY INTERNATIONAL, INC. ("SWMI"), being 1,000 shares, no par value, issued by SWMI (the "Corporation"), and represented by Share Certificate No. 002 standing in the name of ICT in the stock transfer records of the Corporation, as follows:





     WDL further hereby irrevocably constitutes and appoints MAXIE R. SMITH as its attorney and agent to transfer such securities on the books of the Corporation with full power to substitute another attorney or agent to complete such transfer.

DATED, 14th November, 1996.



                                WORLD DATA, LIMITED



                                By: /s/ L. D. Rowe
                                   ---------------------------------
                                                       Its President









--------------------------------------------------------------------------------
STOCK POWER                                                            Solo Page

                [LETTERHEAD OF WORLD DATA LIMITED APPEARS HERE]



                                                        14th. November 1997


LANSTAR SEMICONDUCTOR, INC.
2501 Avenue J, Suite 104
Arlington, TX 76006


     RE:  Seller and Corporation to be Sold's Disclosure Letter

Gentlemen:

We refer to the Stock Purchase Agreement (the "Purchase Agreement") to be entered into among WORLD DATA, LIMITED ("Seller"), SOUTHWEST MEMORY INTERNATIONAL, INC. ("Corporation to be Sold") and LANSTAR SEMICONDUCTOR, Inc. ("Purchaser") pursuant to which Seller has agreed to sell to Purchaser and Purchaser has agreed to purchase from Seller all of the issued and outstanding shares (the "Shares") of the Corporation to be Sold, on the terms and conditions set forth in the Purchase Agreement.

This letter constitutes the Seller's Disclosure Letter referred to in Section
1.05 of the Purchase Agreement, et seq. The representations and warranties of Seller and the Corporation to be Sold set forth in Article II of the Purchase Agreement are made and given subject to the disclosures in this Seller's Disclosure Letter. The disclosures in this Disclosure Letter are taken as relating to the representations and warranties of the Seller and Corporation to be Sold, singly or collectively, set forth in Article II of the Purchase Agreement, and the genuineness of documents attached to this Disclosure Letter and the truthfulness, without the omission of any material fact regarding the information revealed in this Disclosure Letter, all of which is made to the Purchaser by the Seller and the Corporation to be Sold with full knowledge that each and every item of disclosure herein shall be relied on by the Purchaser in connection with its decision to consummate the transactions contemplated by the Stock Purchase Agreement.

Disclosure Letter
Page Two


The attached documents and disclosures delivered to the Purchaser with this Disclosure Letter are hereby incorporated herein for all purposes.

Sincerely,

SELLER:
WORLD DATA LIMITED


By /s/ L. D. Rowe
  -------------------------------
       L. D. Rowe,  President



CORPORATION TO BE SOLD:
SOUTHWEST MEMORY
INTERNATIONAL, INC.

By /s/ Z. Margulis
  -------------------------------
       Z. Margulis,  President


Attachments